Exhibit 99.3
BRIGHTPOINT ANNOUNCES TERMINATION OF POISON PILL
•	Other Corporate Governance Additions Announced
INDIANAPOLIS, February 9, 2009 (GlobeNewswire) — Brightpoint, Inc. (Nasdaq:CELL) today announced that its Board of Directors has voted to terminate the Company’s shareholders rights plan, or “poison pill.” The Board’s action will accelerate the current Expiration Date from April 12, 2014 to the close of business on February 27, 2009.
In addition, the Board of Directors has approved the following Corporate Governance initiatives:
•	A Minimum Shareholding Requirement for its Senior Executive Officers and Board Members requiring ownership of a minimum amount of the Company’s shares based upon the dollar value equal to a multiple of their annual base compensation

•	A requirement that Independent Members of the Board of Directors must submit their resignation for consideration by the Chair of the Corporate Governance and Nominating Committee upon a substantial change in such director’s job duties or function
Mr. Robert J. Laikin, Brightpoint’s Chairman of the Board and Chief Executive Officer stated “The Board is always striving to improve our corporate governance in an effort to improve long-term shareholder value. The decision to terminate the shareholders rights plan and adoption of these new policies reflects the Board’s continuing commitment to the best practices in corporate governance ”.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2008, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, e-Business solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 3,000 employees in more than 26 countries. In 2008 Brightpoint generated revenue of approximately $4.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Brightpoint, Inc.
Anurag Gupta
317-707-2355
Anurag.gupta@brightpoint.com